EXHIBIT E

Modification of 10b5-1 Sales Plan

TO:	J.P. Morgan Securities LLC 390 Madison Avenue, 6th Floor New York, NY 10017 Attn: Richelle Mackiewicz

I, the Seller, Ramon Alcaide on behalf of INFISOL 3000, S.L., represent and warrant that, as of 03/24/23 (the “Modification Adoption Date”), I (a) am not aware of any material, nonpublic information with respect to the Issuer or securities of the Issuer and, (b) am requesting modification of the Sales Plan dated December 14, 2022, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Securities Exchange Act of 1934 or other applicable securities laws. For the avoidance of doubt, to the extent Seller is a director or officer of Issuer (as defined in Rule 16a-1(f) under the Exchange Act, and regardless of whether Issuer is otherwise subject to Section 16 of the Exchange Act and the rules thereunder), the preceding representations by Seller are intended as “certifying” representations for purposes of Rule 10b5-1(c)(1)(ii)(C) under the Exchange Act.

The Sales Plan is hereby modified as set forth on the attached Schedule A, which shall be in substitution of any previously submitted Schedule A. This modification will become effective, subject to JPMS confirming receipt of the signed Modification Notice, on the latest of (but not to exceed 120 days following the Modification Adoption Date): (i) June 26, 2023; (ii) 90 days from the date on which the Modification Adoption Date falls; and (iii) the second Trading Day following the disclosure of the Issuer’s financial results on Form 10-Q or Form 10-K for the completed fiscal quarter in which the Modification Adoption Date falls. JPMS’s obligation to give effect to this modification is conditioned upon JPMS receiving confirmation from Issuer of the exact date as determined pursuant to the formula above.

For the avoidance of doubt, no trading pursuant to the Sales Plan shall occur until the modification becomes effective; provided, however, that to the extent orders pursuant to the Sales Plan remain open (or are scheduled to be placed) on the Modification Adoption Date, JPMS shall suspend or withdraw such orders on the best-efforts basis described in Paragraph A.2 of the Sales Plan, which in some cases may mean suspending or withdrawing such orders as of the Trading Day following the Modification Adoption Date.

IN WITNESS WHEREOF, the undersigned have signed this Request for Modification of the Sales Plan as of the date specified below.

Signature(s):

INFISOL 3000, S.L

By:	/s/ Ramon Alcaide	Date: 03/24/23
Name:	Ramon Alcaide
Title:	CFO

J.P. Morgan Securities LLC Signature:
By:	/s/ Richelle Mackiewicz	Date: 03/24/23
Name:	Richelle Mackiewicz
Title:	Managing Director

Acknowledged by the Issuer (Wallbox N.V.):
Acknowledged:
By:	/s/ Enric Asunción Escorsa	Date: 03/24/23
Name:	Enric Asunción Escorsa
Title:	CEO